Exhibit 4.3

uniQure N.V.

2014 Share Incentive Plan

(Amended and Restated effective as of June 13, 2018)

1.                                      Purpose

The purpose of this 2014 Share Incentive Plan, as herein amended and restated (the “Plan”) of uniQure N.V., a public limited company incorporated under the laws of the Netherlands (the “Company”), is to advance the interests of the Company’s shareholders by enhancing the Company’s ability to attract, retain and motivate persons who are expected to make important contributions to the Company and by providing such persons with equity ownership opportunities and performance-based incentives that are intended to better align the interests of such persons with those of the Company’s shareholders. Except where the context otherwise requires, the term “Company” shall include any of the Company’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the U.S. Internal Revenue Code of 1986, as amended, and any regulations thereunder (the “Code”) and any other business venture (including, without limitation, joint venture or limited liability company) in which the Company has a controlling interest, as determined by the Board of Directors of the Company (the “Board”). The Plan was initially effective as of January 9, 2014 and was amended and restated effective as of June 10, 2015 and June 15, 2016. This amended and restated Plan will be effective as of June 13, 2018, subject to the approval of the Company’s shareholders (the “Amendment Effective Date”).

Changes made pursuant to this amendment and restatement shall only apply to Awards granted on or after the Amendment Effective Date. Awards granted prior to the Amendment Effective Date shall continue to be governed by the applicable Award agreements and the terms of the Plan, without giving effect to changes made pursuant to this amendment and restatement, and the Board shall administer such Awards in accordance with the Plan, without giving effect to changes made pursuant to this amendment and restatement.

2.                                      Eligibility

All of the Company’s employees, executive directors and non-executive directors, as well as consultants and advisors to the Company (as such terms are defined and interpreted for purposes of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), or any successor form) are eligible to be granted Awards under the Plan. Eligibility to participate in the Plan shall be determined at the sole discretion of the Board. Each person who is granted an Award under the Plan is deemed a “Participant.” “Award” means Options (as defined in Section 5), SARs (as defined in Section 6), Restricted Shares (as defined in Section 7), Restricted Share Units (as defined in Section 7) and Other Share-Based Awards (as defined in Section 8).

3.                                      Administration and Delegation

(a)                                 Administration by the Board. The Plan will be administered by the Board. The Board shall have authority to grant Awards and to adopt, amend and repeal such administrative rules, guidelines and practices relating to the Plan as it shall deem advisable. The Board may construe and interpret the terms of the Plan and any Award agreements entered into under the Plan. The Board may correct any defect, supply any omission or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. All decisions by the Board shall be made in the Board’s sole discretion and shall be final and binding on all persons having or claiming any interest in the Plan or in any Award.

(b)                                 Appointment of Committees. To the extent permitted by applicable law, the Board may delegate any or all of its powers under the Plan to one or more committees or subcommittees of the Board (a “Committee”). All references in the Plan to the “Board” shall mean the Board or a Committee of the Board to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee.

4.                                      Shares Available for Awards

(a)                                 Number of Shares; Share Counting.

(1)                                 Authorized Number of Shares. Subject to adjustment under Section 9, the aggregate number of ordinary shares (€0.05 par value per share) of the Company (the “Ordinary Shares”) that may be issued on or after the Amendment Effective Date with respect to Awards granted under the Plan shall not exceed 8,601,471.

(2)                                 Share Counting. For purposes of counting the number of shares available for the grant of Awards under the Plan:

(A)                               the gross number of Ordinary Shares covered by SARs shall be counted against the number of shares available for the grant of Awards under the Plan; provided, however, that (i) SARs that may be settled only in cash shall not be so counted and (ii) if the Company grants a SAR in tandem with an Option for the same number of Ordinary Shares and provides that only one such Award may be exercised (a “Tandem SAR”), only the shares covered by the Option, and not the shares covered by the Tandem SAR, shall be so counted, and the expiration of one in connection with the other’s exercise will not restore shares to the Plan;

(B)                               if any Award (i) expires or is terminated, surrendered or canceled without having been fully exercised or is forfeited in whole or in part (including as the result of Ordinary Shares subject to such Award being repurchased by the Company at the original issuance price pursuant to a contractual repurchase right) or (ii) results in any Ordinary Shares not being issued (including as a result of a SAR that was settleable either in cash or in shares actually being settled in cash), the unused Ordinary Shares covered by such Award shall again be available for the grant of Awards; provided, however, that (1) in the case of Incentive Share Options, the foregoing shall be subject to any limitations under the Code, (2) in the case of the exercise of a SAR, the number of shares counted against the shares available under the Plan shall be the gross number of shares subject to the SAR multiplied by the percentage of the SAR actually exercised, regardless of the number of shares actually used to settle such SAR upon exercise and (3) the shares covered by a Tandem SAR shall not again become available for grant upon the expiration or termination of such Tandem SAR; and

(C)                               Ordinary Shares delivered (either by actual delivery, attestation, or net exercise) to the Company by a Participant to (i) purchase Ordinary Shares upon the exercise of an Award or (ii) satisfy tax withholding obligations with respect to Options and SARs (including shares retained from the Option or SAR creating the tax obligation) shall not be added back to the number of shares available for the future grant of Awards.

(b)                                 Substitute Awards. In connection with a merger or consolidation of an entity with the Company or the acquisition by the Company of property or stock of an entity, the Board may grant Awards in substitution for any options or other share or share-based awards granted by such entity or an affiliate thereof. Substitute Awards may be granted on such terms as the Board deems appropriate in the circumstances, notwithstanding any limitations on Awards contained in the Plan. Substitute Awards shall not count against the overall share limit set forth in Section 4(a), except as may be required by reason of Section 422 and related provisions of the Code.

5.                                      Share Options

(a)                                 General. The Board may grant options to purchase Ordinary Shares (each, an “Option”) and determine the number of Ordinary Shares to be covered by each Option, the exercise price of each Option and the conditions and limitations applicable to the exercise of each Option, including conditions relating to applicable securities laws, as it considers necessary or advisable.

(b)                                 Incentive Share Options. An Option that the Board intends to be an “incentive stock option” as defined in Section 422 of the Code (an “Incentive Share Option”) shall only be granted to employees of uniQure N.V., any of uniQure N.V.’s present or future parent or subsidiary corporations as defined in Sections 424(e) or (f) of the Code, and any other entities the employees of which are eligible to receive Incentive Share Options under the Code, and shall be subject to and shall be construed consistently with the requirements of Section 422 of the Code. An Option that is not intended to be an Incentive Share Option shall be designated a “Share Option.” The Company shall have no liability to a Participant, or any other party, if an Option (or any part thereof) that is intended to be an Incentive Share Option is not an Incentive Share Option or if the Company converts an Incentive Share Option to a Share Option. Awards with respect to a maximum of 200,000 Ordinary Shares may be granted in the form of Incentive Share Options under the Plan.

(c)                                  Exercise Price. The Board shall establish the exercise price of each Option and specify the exercise price in the applicable Option agreement which shall be not less than 100% of the Fair Market Value per Ordinary Share on the date the Option is granted; provided, however, that if the Board approves the grant of an Option with an exercise price to be determined on a future date, the exercise price shall be not less than 100% of the Fair Market Value on such future date. For purposes of the Plan, unless otherwise required by applicable law, the Fair Market Value per Ordinary Share as of any date shall be (A) if the Ordinary Shares are readily tradeable on a national securities exchange or other market system, either (I) or (II), as determined by the Board on or prior to the date of grant, where (I) is the average of the closing sales prices of the Ordinary Shares during regular trading hours for the ten trading days following the date of grant and (II) is the closing sales price of the Ordinary Shares during regular trading hours on the date of grant, or (B) if the Ordinary Shares are not readily tradeable on a national securities exchange or other market system, the amount determined in good faith by (or in a manner approved by) the Board (“Fair Market Value”). Notwithstanding the foregoing (x) for purposes of any Option intended to be an Incentive Share Option, Fair Market Value shall be determined in accordance with the applicable provisions of Section 422 of the Code and the corresponding regulations, (y) for purposes of any Share Option granted to a Participant who is subject to taxation in the United States, Fair Market Value shall be determined in accordance with the applicable provisions of Section 409A of the Code and the corresponding regulations and (z) in no event shall the exercise price of any Option be less than the nominal value per Ordinary Share.

(d)                                 Duration of Options. Each Option shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable option agreement; provided, however, that no Option will be granted with a term in excess of 10 years.

(e)                                  Exercise of Options. Options may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with payment in full (in the manner specified in Section 5(f)) of the exercise price for the number of shares for which the Option is exercised. Ordinary Shares subject to the Option will be delivered by the Company as soon as practicable following exercise.

(f)                                   Payment Upon Exercise. Ordinary Shares purchased upon the exercise of an Option granted under the Plan shall be paid for as follows:

(1)                                 By wire transfer, in cash or by check, payable to the order of the Company;

(2)                                 except as may otherwise be provided in the applicable Option agreement or approved by the Board, in its sole discretion, by (i) delivery of an irrevocable and unconditional undertaking by a creditworthy broker to deliver promptly to the Company sufficient funds to pay the exercise price and any required tax withholding or (ii) delivery by the Participant to the Company of a copy of irrevocable and unconditional instructions to a creditworthy broker to deliver promptly to the Company cash or a check sufficient to pay the exercise price and any required tax withholding;

(3)                                 to the extent provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by delivery (either by actual delivery or attestation) of Ordinary Shares owned by the Participant valued at their Fair Market Value, provided (i) such method of payment is then permitted under applicable law, (ii) such Ordinary Shares, if acquired directly from the Company, were owned by the Participant for such minimum period of time, if any, as may be established by the Board in its discretion and (iii) such Ordinary Shares are not subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements;

(4)                                 to the extent provided for in the applicable Share Option agreement or approved by the Board in its sole discretion, by delivery of a notice of “net exercise” to the Company, as a result of which the Participant would receive (i) the number of shares underlying the portion of the Option being exercised, less (ii) such number of shares as is equal to (A) the aggregate exercise price for the portion of the Option being exercised divided by (B) the Fair Market Value on the date of exercise;

(5)                                 to the extent permitted by applicable law and provided for in the applicable Option agreement or approved by the Board, in its sole discretion, by payment of such other lawful consideration as the Board may determine; or

(6)                                 by any combination of the above permitted forms of payment.

6.                                      Share Appreciation Rights

(a)                                 General. The Board may grant Awards consisting of share appreciation rights (“SARs”) entitling the holder, upon exercise, to receive an amount of Ordinary Shares or cash or a combination thereof (such form to be determined by the Board) determined by reference to appreciation, from and after the date of grant, in the Fair Market Value of an Ordinary Share over the measurement price established pursuant to Section 6(b). The date as of which such appreciation is determined shall be the exercise date.

(b)                                 Measurement Price. The Board shall establish the measurement price of each SAR and specify it in the applicable SAR agreement. The measurement price shall not be less than 100% of the Fair Market Value on the date the SAR is granted; provided that if the Board approves the grant of a SAR effective as of a future date, the measurement price shall be not less than 100% of the Fair Market Value on such future date.

(c)                                  Duration of SARs. Each SAR shall be exercisable at such times and subject to such terms and conditions as the Board may specify in the applicable SAR agreement; provided, however, that no SAR will be granted with a term in excess of 10 years.

(d)                                 Exercise of SARs. SARs may be exercised by delivery to the Company of a notice of exercise in a form (which may be electronic) approved by the Company, together with any other documents required by the Board.

7.                                      Restricted Shares; Restricted Share Units

(a)                                 General. The Board may grant Awards entitling recipients to acquire Ordinary Shares (“Restricted Shares”), subject to the right of the Company to repurchase all or part of such shares at their issue price or other stated or formula price (or to require forfeiture of such shares if issued at no cost) from the recipient in the event that conditions specified by the Board in the applicable Award are not satisfied prior to the end of the applicable restriction period or periods established by the Board for such Award. The Board may also grant Awards entitling the recipient to receive Ordinary Shares or cash to be delivered at the time such Award vests (“Restricted Share Units”) (Restricted Shares and Restricted Share Units are each referred to herein as a “Restricted Share Award”).

(b)                                 Terms and Conditions for All Restricted Share Awards. The Board shall determine the terms and conditions of a Restricted Share Award, including the conditions for vesting and repurchase (or forfeiture) and the issue price, if any.

(c)                                  Additional Provisions Relating to Restricted Shares.

(1)                                 Dividends. Unless otherwise provided in the applicable Award agreement, any dividends (whether paid in cash or shares) declared and paid by the Company with respect to shares of Restricted Shares (“Accrued Dividends”) shall be paid to the Participant only if and when such shares become free from the restrictions on transferability and forfeitability that apply to such shares. Each payment of Accrued Dividends will be made no later than the end of the calendar year in which the dividends are paid to shareholders of that class of shares or, if later, the 15th day of the third month following the lapsing of the restrictions on transferability and the forfeitability provisions applicable to the underlying shares of Restricted Share. For the avoidance of doubt, dividends declared and paid by the Company with respect to Restricted Shares that are subject to performance-based restrictions on transfer and forfeitability shall be paid if and to the extent that the restrictions on transfer and forfeitability with respect to the underlying Restricted Shares lapse, as determined by the Board.

(d)                                 Additional Provisions Relating to Restricted Share Units.

(1)                                 Settlement. Upon the vesting of and/or lapsing of any other restrictions (i.e., settlement) with respect to each Restricted Share Unit, the Participant shall be entitled to receive from the Company the number of shares of Ordinary Shares set forth in the applicable Award agreement or (if so provided in the applicable Award agreement) an amount of cash equal to the Fair Market Value of one of such number of Ordinary Shares. The Board may, in its discretion, provide that settlement of Restricted Share Units shall be deferred, on a mandatory basis or at the election of the Participant in a manner that complies with Section 409A of the Code.

(2)                                 Voting Rights. A Participant shall have no voting rights with respect to any Restricted Share Units.

(3)                                 Dividend Equivalents. The Award agreement for Restricted Share Units may provide Participants with the right to receive an amount equal to any dividends or other distributions declared and paid on an equal number of outstanding Ordinary Shares (“Dividend Equivalents”). Dividend Equivalents may be paid currently or credited to an account for the Participant, may be settled in cash and/or Ordinary Shares and may be subject to the same restrictions as the Restricted Share Units with respect to which paid, in each case to the extent provided in the Award agreement. Notwithstanding the foregoing, Dividend Equivalents with respect to Restricted Share Units that are subject to performance-based restrictions shall only be paid if and to the extent that the restrictions with respect to the underlying Restricted Share Units lapse, as determined by the Board.

8.                                      Other Share-Based Awards

(a)                                 General. Other Awards of Ordinary Shares, and other Awards that are valued in whole or in part by reference to, or are otherwise based on, Ordinary Shares or other property, may be granted hereunder to Participants (“Other Share-Based-Awards”). Such Other Share-Based Awards shall also be available as a form of payment in the settlement of other Awards granted under the Plan or as payment in lieu of compensation to which a Participant is otherwise entitled. Other Share-Based Awards may be paid in Ordinary Shares or cash, as the Board shall determine.

(b)                                 Terms and Conditions. Subject to the provisions of the Plan, the Board shall determine the terms and conditions of each Other Share-Based Award, including any purchase price applicable thereto.

9.                                      Adjustments for Changes in Ordinary Shares and Certain Other Events

(a)                                 Changes in Capitalization. In the event of any share split, share consolidation, share dividend, recapitalization, combination of shares, reclassification of shares, spin-off or other similar change in capitalization or event, or any dividend or distribution to holders of Ordinary Shares other than an ordinary cash dividend, (i) the number and class of securities available under the Plan, (ii) the share counting rules set forth in Section 4(a), (iii) the number and class of securities and exercise price per share of each outstanding Option, (iv) the share and per-share provisions and the measurement price of each outstanding SAR, (v) the number of shares subject to and the repurchase price per share subject to each outstanding Restricted Share Award and (vi) the share and per-share-related provisions and the purchase price, if any, of each outstanding Restricted Share Unit or Other Share-Based Award, shall be equitably adjusted by the Company (or substituted Awards may be made, if applicable) in the manner determined by the Board. Without limiting the generality of the foregoing and subject to compliance with Section 409A of the Code, if applicable, in the event the Company effects a split of the Ordinary Shares by means of a share dividend and the exercise price of and the number of shares subject to an outstanding Option are adjusted as of the date of the distribution of the dividend (rather than as of the record date for such dividend), then an optionee who exercises an Option between the record date and the distribution date for such share dividend shall be entitled to receive, on the distribution date, the share dividend with respect to the Ordinary Shares acquired upon such Option exercise, notwithstanding the fact that such shares were not outstanding as of the close of business on the record date for such share dividend.

(b)                                 Reorganization Events.

(1)                                 Definition. A “Reorganization Event” shall be deemed to have occurred upon any of the following events:

(A)                               any person or other entity (other than any of the Company’s subsidiaries or any employee benefit plan sponsored by the Company or any of its subsidiaries), including any person as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of more than 50% of the total combined voting power of all classes of capital stock of the Company normally entitled to vote for the election of directors of the Company (the “Voting Stock”);

(B)                               consummation of the sale of all or substantially all of the property or assets of the Company; or

(C)                               consummation of a consolidation or merger of the Company with another corporation (other than with any of the Company’s subsidiaries), which results in the stockholders of the Company immediately before the occurrence of the consolidation or merger owning, in the aggregate, less than 51% of the Voting Stock of the surviving entity.

Notwithstanding the foregoing, the Board may provide for a different definition of “Change in Control” in an Award agreement if it determines that such different definition is necessary or appropriate, including without limitation, to comply with the requirements of Section 409A of the Code.

(2)                                 Consequences of a Reorganization Event on Awards.

(A)                               In connection with a Reorganization Event where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Board determines otherwise, all outstanding Awards that are not exercised or paid at the time of the Reorganization Event shall be assumed by, or replaced with Awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). After a Reorganization Event, references to the “Company” as they relate to employment matters shall include the successor employer, unless the Board provides otherwise.

(B)                               Unless the Award agreement provides otherwise, if a Participant’s employment or other service is terminated by the Company without cause (as determined by the Board) upon or within 12 months following a Reorganization Event, the Participant’s outstanding Awards shall become fully exercisable and any restrictions on such Awards shall lapse as of the date of such termination; provided that if the restrictions on any such Awards is based, in whole or in part, on performance, the applicable Award agreement shall specify how the portion of the Award that becomes vested pursuant to this Section 9(b)(2) shall be calculated.

(C)                               In connection with a Reorganization Event, if all outstanding Awards are not assumed by, or replaced with Awards that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Board may take any one or more of the following actions as to all or any (or any portion of) outstanding Awards on such terms as the Board determines without the consent of any Participant (except to the extent specifically provided otherwise in an applicable Award agreement or another agreement between the Company and the Participant): (i) upon written notice to a Participant, provide that all of the Participant’s unexercised and/or unvested Awards will terminate immediately prior to the consummation of such Reorganization Event unless exercised by the Participant (to the extent then exercisable) within a specified period following the date of such notice, (ii) provide that outstanding Awards shall become exercisable, realizable, or deliverable, or restrictions applicable to an Award shall lapse, in whole or in part prior to or upon such Reorganization Event, (iii) in the event of a Reorganization Event under the terms of which holders of Ordinary Shares will receive upon consummation thereof a cash payment for each share surrendered in the Reorganization Event (the “Acquisition Price”), make or provide for a cash payment to Participants with respect to each Award held by a Participant equal to (I) the number of shares of Ordinary Shares subject to the vested portion of the Award (after giving effect to any acceleration of vesting that occurs upon or immediately prior to such Reorganization Event) multiplied by (II) the excess, if any, of (x) the Acquisition Price over (y) the exercise, measurement or purchase price of such Award and any applicable tax withholdings, in exchange for the termination of such Award, (iv) provide that, in connection with a liquidation or dissolution of the Company, Awards shall convert into the right to receive liquidation proceeds (if applicable, net of the exercise, measurement or purchase price thereof and any applicable tax withholdings) and (v) any combination of the foregoing. In taking any of the actions permitted under this Section 9(b)(2), the Board shall not be obligated by the Plan to treat all Awards, all Awards held by a Participant, or all Awards of the same type, identically. Such surrender, termination or payment shall take place as of the date of the Reorganization Event or such other date as the Board may specify. Without limiting the foregoing, (1) if the per share Acquisition Price does not exceed the per share Option exercise price or SAR measurement price, as applicable, the Company shall not be required to make any payment to the Participant upon surrender of the Option or SAR and (2) upon the occurrence of a Reorganization Event involving the liquidation or dissolution of the Company, except to the extent specifically provided to the contrary in the instrument evidencing any Restricted Shares or any other agreement between a Participant and the Company, all restrictions and conditions on all Restricted Shares then outstanding shall automatically be deemed terminated or satisfied.

(D)                               Notwithstanding the foregoing in this Section 9(b)(2), in the case of outstanding Restricted Share Units that are subject to Section 409A of the Code: (i) if the applicable Restricted Share Unit agreement provides that the Restricted Share Units shall be settled upon a “change in control event”

within the meaning of U.S. Treasury Regulation Section 1.409A-3(i)(5)(i), and the Reorganization Event constitutes such a “change in control event”, then no assumption or substitution shall be permitted pursuant to Section 9(b)(2)(A) and the Restricted Share Units shall instead be settled in accordance with the terms of the applicable Restricted Share Unit agreement; and (ii) the Board may only undertake the actions set forth in clauses (ii), (iii) or (iv) of Section 9(b)(2)(C) if the Reorganization Event constitutes a “change in control event” as defined under U.S. Treasury Regulation Section 1.409A-3(i)(5)(i) and such action is permitted or required by Section 409A of the Code; if the Reorganization Event is not a “change in control event” as so defined or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the Restricted Share Units pursuant to Section 9(b)(2)(A), then the unvested Restricted Share Units shall terminate immediately prior to the consummation of the Reorganization Event without any payment in exchange therefor.

(E)                                For purposes of Section 9(b)(2)(A), an Award (other than Restricted Shares) shall be considered assumed if, following consummation of the Reorganization Event, such Award confers the right to purchase or receive pursuant to the terms of such Award, for each Ordinary Share subject to the Award immediately prior to the consummation of the Reorganization Event, the consideration (whether cash, securities or other property) received as a result of the Reorganization Event by holders of Ordinary Shares for each Ordinary Share held immediately prior to the consummation of the Reorganization Event (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Ordinary Shares); provided, however, that if the consideration received as a result of the Reorganization Event is not solely ordinary shares or common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the Award to consist solely of such number of ordinary shares or common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Board determined to be equivalent in value (as of the date of such determination or another date specified by the Board) to the per share consideration received by holders of outstanding Ordinary Shares as a result of the Reorganization Event.

10.                               General Provisions Applicable to Awards

(a)                                 Transferability of Awards. Awards shall not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, either voluntarily or by operation of law, except by will or the laws of descent and distribution applicable to such Participant or, other than in the case of an Incentive Share Option, pursuant to a qualified domestic relations order, and, during the life of the Participant, shall be exercisable only by the Participant; provided, however, that the Board may permit or provide in an Award for the gratuitous transfer of the Award by the Participant to or for the benefit of any immediate family member, family trust or other entity established for the benefit of the Participant and/or an immediate family member thereof if the Company would be eligible to use a Form S-8 under the Securities Act for the registration of the sale of the Ordinary Shares subject to such Award to such proposed transferee; provided further, that the Company shall not be required to recognize any such permitted transfer until such time as such permitted transferee shall, as a condition to such transfer, deliver to the Company a written instrument in form and substance satisfactory to the Company confirming that such transferee shall be bound by all of the terms and conditions of the Award. References to a Participant, to the extent relevant in the context, shall include references to authorized transferees. For the avoidance of doubt, nothing contained in this Section 10(a) shall be deemed to restrict a transfer to the Company.

(b)                                 Documentation. Each Award shall be evidenced in such form (written, electronic or otherwise) as the Board shall determine. Each Award may contain terms and conditions in addition to those set forth in the Plan.

(c)                                  Board Discretion. Except as otherwise provided by the Plan, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award need not be identical, and the Board need not treat Participants uniformly.

(d)                                 Termination of Status. The Board shall determine the effect on an Award of the disability, death, termination or other cessation of employment, authorized leave of absence or other change in the employment or other status of a Participant and the extent to which, and the period during which, the Participant, or the Participant’s legal representative, conservator, guardian or Designated Beneficiary, may exercise rights under the Award. “Designated Beneficiary” means (i) the beneficiary designated, in a manner determined by the Board, by a Participant to receive amounts due or exercise rights of the Participant in the event of the Participant’s death or (ii) in the absence of an effective designation by a Participant, the Participant’s estate.

(e)                                  Withholding. The Participant must satisfy all applicable Dutch, United States and other applicable national, federal, state, and local or other income, national insurance, social and employment tax withholding obligations before the Company will deliver or otherwise recognize ownership of Ordinary Shares under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, the Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any shares on exercise, vesting or release from forfeiture of an Award or at the same time as payment of the exercise or purchase price, unless the Company determines otherwise. If provided for in an Award or approved by the Board in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of Ordinary Shares, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value; provided, however, except as otherwise provided by the Board, that the total tax withholding where shares are being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations (based on minimum statutory withholding rates for Dutch, United States and other applicable national, federal and state tax purposes, including payroll taxes, that are applicable to such supplemental taxable income). Shares used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements.

(f)                                   Amendment of Award. Subject to Section 11(c), the Board may amend, modify or terminate any outstanding Award, including but not limited to, substituting therefor another Award of the same or a different type, changing the date of exercise or realization, and converting an Incentive Share Option to a Share Option. The Participant’s consent to such action shall be required unless (i) the Board determines that the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Plan or (ii) the change is permitted under Section 9.

(g)                                  Conditions on Delivery of Ordinary Shares. The Company will not be obligated to deliver any Ordinary Shares pursuant to the Plan or to remove restrictions from shares previously issued or delivered under the Plan until (i) all conditions of the Award have been met or removed to the satisfaction of the Company, (ii) in the opinion of the Company’s counsel, all other legal matters in connection with the issuance and delivery of such shares have been satisfied, including any applicable securities laws and regulations and any applicable stock exchange or stock market rules and regulations, and (iii) the Participant has executed and delivered to the Company such representations or agreements as the Company may consider appropriate to satisfy the requirements of any applicable laws, rules or regulations.

(h)                                 Acceleration. Notwithstanding Section 10(i), the Board may at any time provide that any Award shall become immediately exercisable in whole or in part, free of some or all restrictions or conditions, or otherwise realizable in whole or in part, as the case may be.

(i)                                     Minimum Vesting. Awards granted under the Plan shall vest or become exercisable over a period that is not less than one year from the date of grant. Subject to any adjustments made in accordance with Section 9(a) above, up to 5% of the Ordinary Shares subject to the share reserve set forth in Section 4(a)(1) may be granted without regard to the minimum vesting requirement of this Section 10(i).

11.                               Miscellaneous

(a)                                 No Right To Employment or Other Status. No person shall have any claim or right to be granted an Award by virtue of the adoption of the Plan, and the grant of an Award shall not be construed as giving a Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award. This Plan will not be considered a part of any employment agreement in force between the Participant and the Company and/or a group company. The grant of an Award does not qualify as an employment condition and shall not be included in the calculation of any severance payment or any other payments in connection with the Participant’s employment agreement or the termination thereof. The granting of an Award or the vesting thereof does not in any way affect the scope or level of the Participant’s pension rights, pension entitlements and/or of any other entitlements vis-a-vis the Company and/or a group company. The granting of an Award is at the sole discretion of the Board and does not entitle the Participant to any future Awards.

(b)                                 No Rights As Shareholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a shareholder with respect to any Ordinary Shares to be distributed with respect to an Award until becoming the record holder of such shares.

(c)                                  No Repricing. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Ordinary Shares, other securities or property), stock split, extraordinary cash dividend, recapitalization, change in control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Ordinary Shares or other securities, or similar transactions), the Company may not, without obtaining shareholder approval, (i) amend the terms of outstanding Options or SARs to reduce the exercise price of such outstanding Options or measurement price of such SARs, (ii) cancel outstanding Options or SARs in exchange for Options or SARs with an exercise price or measurement price, as applicable, that is less than the exercise price or measurement price of the original Options or SARs or (iii) cancel outstanding Options or SARs with an exercise price or measurement price, as applicable, above the current stock price in exchange for cash or other securities.

(d)                                 Effective Date and Term of Plan. The Plan became effective on January 9, 2014, which is the date the Plan is approved by the Company’s shareholders (the “Effective Date”). No Awards shall be granted under the Plan after the expiration of 10 years from the Effective Date, but Awards previously granted may extend beyond that date.

(e)                                  Amendment of Plan. Subject to Section 11(c), the Board may amend, suspend or terminate the Plan or any portion thereof at any time provided that no amendment that would require shareholder approval under the rules of the NASDAQ Stock Market may be made effective unless and until the Company’s shareholders approve such amendment. In addition, if at any time the approval of the Company’s shareholders is required as to any other modification or amendment under Section 422 of the Code or any successor provision with respect to Incentive Share Options, the Board may not effect such modification or amendment without such approval. Unless otherwise specified in the amendment, any amendment to the Plan adopted in accordance with this Section 11(e) shall apply to, and be binding on the holders of, all Awards outstanding under the Plan at the time the amendment is adopted, provided the Board determines that such amendment, taking into account any related action, does not materially and adversely affect the rights of Participants under the Plan. No Award shall be made that is conditioned upon shareholder approval of any amendment to the Plan unless the Award provides that (i) it will terminate or be forfeited if shareholder approval of such amendment is not obtained within no more than 12 months from the date of grant and (ii) it may not be exercised or settled (or otherwise result in the issuance of Ordinary Shares) prior to such shareholder approval.

(f)                                   Authorization of Sub-Plans. The Board may from time to time establish one or more sub-plans under the Plan for purposes of satisfying applicable securities, tax or other laws of various jurisdictions. The Board shall establish such sub-plans by adopting supplements to the Plan containing (i) such limitations on the Board’s discretion under the Plan as the Board deems necessary or desirable or (ii) such additional terms and conditions not otherwise inconsistent with the Plan as the Board shall deem necessary or desirable. All supplements adopted by the Board shall be deemed to be part of the Plan, but each supplement shall apply only to Participants within the affected jurisdiction and the Company shall not be required to provide copies of any supplement to Participants in any jurisdiction which is not the subject of such supplement.

(g)                                  Compliance with Section 409A of the Code. Except as provided in individual Award agreements initially or by amendment, if and to the extent (i) any portion of any payment, compensation or other benefit provided to a Participant pursuant to the Plan in connection with his or her employment termination constitutes “nonqualified deferred compensation” within the meaning of Section 409A of the Code and (ii) the Participant is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, in each case as determined by the Company in accordance with its procedures, by which determinations the Participant (through accepting the Award) agrees that he or she is bound, such portion of the payment, compensation or other benefit shall not be paid before the day that is six months plus one day after the date of “separation from service” (as determined under Section 409A of the Code) (the “New Payment Date”), except as Section 409A of the Code may then permit. The aggregate of any payments that otherwise would have been paid to the Participant during the period between the date of separation from service and the New Payment Date shall be paid to the Participant in a lump sum on such New Payment Date, and any remaining payments will be paid on their original schedule.

The Company makes no representations or warranty and shall have no liability to the Participant or any other person if any provisions of or payments, compensation or other benefits under the Plan are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but do not to satisfy the conditions of that section.

(h)                                 Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a supervisory director, managing director, employee or agent of the Company will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor will such individual be personally liable with respect to the Plan because of any contract or other instrument he or she executes in his or her capacity as a supervisory director, managing director, employee or agent of the Company. The Company will indemnify and hold harmless each supervisory director, managing director, employee or agent of the Company to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning the Plan unless arising out of such person’s own fraud or bad faith.

(i)                                     Data Protection. The Participant hereby fully consents to the processing and transfer of all relevant data in the context of the administration of this Plan and the Award Agreement. The Participant shall keep the Company fully informed of any changes in the relevant data.

(j)                                    Share Trading, Recoupment and Other Policies. All Awards made under the Plan shall be subject to any applicable clawback and recoupment policies, share trading policies and other policies that may be implemented by the Board from time to time, including, without limitation, the Company’s right to recover Awards, Ordinary Shares or any gains upon the sale of Ordinary Shares issued under the Plan in the event of a financial restatement due in whole or in part to fraud or misconduct by one or more of the Company’s executives or in the event a Participant violates any applicable restrictive covenants in favor of the Company to which the Participant is subject.

(k)                                 Governing Law. The provisions of the Plan and all Awards made hereunder shall be governed by and interpreted in accordance with the laws of the Netherlands, excluding choice-of-law principles of the law of such state that would require the application of the laws of a jurisdiction other than the Netherlands. Any disputes arising out of or in connection with the Plan shall, to the extent permitted by law, be submitted exclusively to the competent court of Amsterdam, the Netherlands.